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EXHIBIT 10.17

CONSULTING AGREEMENT

        This CONSULTING AGREEMENT ("Agreement") is made effective February 1, 2004, by and between ULTIMATE ELECTRONICS, INC., a Delaware corporation with its principal place of business at 321 West 84th Avenue, Suite A. Thornton, Colorado ("Ultimate"), and BEALE INTERNATIONAL, INC., a Colorado corporation with its principal place of at 1571 Race Street, Suite 200, Denver, Colorado ("Consultant").

        WHEREAS, Ultimate desires to retain the services of Consultant, and Consultant desires to perform certain consulting and related services for Ultimate;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.
Description of Services.    Consultant agrees to provide such consulting and related services as may be requested by Ultimate, including, but not limited to, those services set forth on Exhibit A (the "Services").

2.
Confidentiality.

(a)
Ultimate acknowledges that Consultant has or may have other business interests or requirements that Consultant will pursue during Consultant's consultancy hereunder; provided, however, that Consultant shall not, either during the term of this Agreement or thereafter, either directly or indirectly, disclose or cause to be disclosed any Confidential Information (defined below) to any individual or entity other than to Ultimate's President and Chief Executive Officer or individuals to whom Consultant has authorization from Ultimate's President and Chief Executive Officer to send such Confidential Information. Consultant shall not directly or indirectly, either during the term of this Agreement or thereafter, use or cause to be used such Confidential Information in a manner that conflicts with the best interests of Ultimate.

(b)
The term "Confidential Information" shall include, but not be limited to, the whole or any portion or phase of (i) any confidential, or proprietary or trade secret, technical, business, marketing or financial information, whether pertaining to (1) Ultimate or its affiliates, (2) its or their clients and customers, or (3) any third party which Ultimate or its affiliates is under an obligation to keep confidential, including, but not limited to, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, supplier lists, projects, plans, and proposals, and (ii) any software programs and programming prepared for Ultimate's benefit whether or not developed, in whole or in part, by Consultant. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, strategies, analysis, concepts, ideas, or plans; operating techniques; demographic and trade area information; prospective site locations know-how; improvements; discoveries, developments; designs, techniques, procedures; methods; machinery, devices; drawings; specifications; forecasts; new products; research data, reports, or records; customer information including, but not limited to, present or prospective customer lists, profiles, or preferences; marketing or business development plans, strategies, analysis, concepts or ideas; dealer agreements and information; contracts; general financial information about or proprietary to Ultimate, including, but not limited to, unpublished financial statements, budgets, projections, licenses, costs, and fees; pricing strategies and discounts; personnel information; and any and all other trade secrets, trade dress, or proprietary information, and all concepts or ideas in or reasonably related to Ultimate's business. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Ultimate (other than by the act or omission of Consultant), information disclosed to Consultant by a third party under no duty of confidentiality to Ultimate or its affiliates, or information required by law or court order to be disclosed by Consultant.

  (c)
  Upon termination of this Agreement or at any other time upon request by Ultimate, Consultant shall promptly deliver to Ultimate all Confidential Information (and all copies or reproductions of such materials) and all other property of Ultimate and its affiliates. All information, equipment, materials and data of every kind and description that Consultant receives, directly or indirectly, from Ultimate or from a third party on behalf of Ultimate is and shall remain property of Ultimate.

  (d)
  In the event that disclosure of proprietary information is required by governmental authorities or under judicial or administrative order, Consultant shall be exempt from the provisions of this Section 2 with respect to such disclosure requirement or order. Consultant agrees to immediately notify Ultimate upon receipt of any such disclosure requirement or order unless prohibited to do so by the issuing governmental, judicial or administrative agency.

  (e)
  Consultant acknowledges that any breach of the provisions of this Section 2 shall result in serious and irreparable injury to Ultimate for which Ultimate cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy it may have, Ultimate shall be entitled to seek and receive both temporary and permanent injunctive relief, plus Ultimate costs and attorneys' fees incurred by Ultimate in enforcing this Section 2. This Section 2 shall survive any termination of this Agreement.

3.
Independent Contractor Status.    Consultant and Ultimate understand and intend that Consultant shall perform the Services specified under this Agreement as an independent contractor and not as an employee of Ultimate. The manner of and means by which Consultant executes and performs Consultant's obligations hereunder are to be determined by Consultant in Consultant's reasonable discretion. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Ultimate or to bind Ultimate in any manner, unless, in each instance, Consultant receives the prior written approval of Ultimate's President and Chief Executive Officer to so assume, obligate or bind Ultimate. Consultant is not required to work full time for Ultimate and may perform services for other companies; provided, however, that Consultant agrees to abide by any and all obligations to Ultimate regarding protection of Confidential Information as set forth above; and provided, further, that Consultant does not consult with any retailer of consumer electronics products without the prior written consent of Ultimate's President and Chief Executive Officer. Consultant shall not be required to submit regular written reports, but shall periodically report on Consultant's progress in writing to Ultimate in achieving the goals set forth by Ultimate. Consultant shall be paid in accordance with Section 5 below.

4.
Term and Termination.

(a)
This Agreement shall be for a period of three (3) years and will be automatically renewed for an additional one (1) year unless either party gives the other party written notice of non-renewal by December 31, 2006. Upon such notice by Ultimate, Consultant is not authorized to take any further actions on behalf of Ultimate or to perform any other Services under this Agreement.

(b)
Notwithstanding any other provision of this Agreement, Ultimate may terminate this Agreement (i) immediately upon written notice to Consultant in the event that Consultant violates the terms of this Agreement; or (ii) upon 30-days' written notice before the anniversary date of this Agreement if Consultant has not been successful in filling at least one key management position during the preceding year. Upon any such termination, Ultimate shall have no further liability hereunder, except for payment of that portion of the monthly consulting fee that is accrued but unpaid. Upon such notice by Ultimate, Consultant is not authorized to take any further actions on behalf of Ultimate or to perform any other Services under this Agreement.

  (c)
  All requests for reimbursement of expenses incurred prior to the effective date of termination shall be paid in accordance with Section 5(b).

5.
Compensation.

(a)
Consulting Fees. In consideration of Consultant providing the Services and performing the obligations hereunder, Ultimate shall pay Consultant a consulting fee for services rendered by Consultant of $54,960 per year, payable in equal monthly installments of $4,580.

(b)
Expenses. Ultimate shall reimburse Consultant for all reasonable business and travel expenses incurred by Consultant while providing the Services under this Agreement. All requests for reimbursement of expenses shall be paid within 30 days of receipt by Ultimate.

(c)
Payment. Ultimate shall make payment of consulting fees no later than the last business day of the month following the month the Services are performed. All payments will be made to Consultant.

(d)
Taxes. Consultant shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self employment taxes, unemployment insurance taxes and all other taxes, fees and withholding.

(e)
Benefits. Neither Consultant nor any employee of Consultant is an employee of Ultimate and, therefore, shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment compensation insurance, workers' compensation insurance, medical or pension payments, made available to employees of Ultimate. Notwithstanding the foregoing, nothing in this Agreement shall affect the entitlement of Robert W. Beale to the benefits he receives as a member of Ultimate's Board of Directors, including, but not limited to, director and officer liability insurance coverage.

6.
Intellectual Property.    All past and future work product (collectively referred to as "Works") created in whole or in part by Consultant for Ultimate, including all intellectual property rights embodied therein, shall belong to Ultimate. Consultant acknowledges and agrees that such Works constitute trade secrets, Confidential Information, works-for-hire, and proprietary information of Ultimate. Consultant hereby assigns to Ultimate all right, title, and interest, including, without limitation, all patent, copyright and trade secret rights with respect to any Works. Consultant may use such Works solely for the benefit of Ultimate. Consultant will take all reasonable actions, at Consultant's expense, to transfer all rights in and to the Works to Ultimate. This Section 6 shall survive any termination of this Agreement.

7.
Indemnification.    Consultant shall indemnify and hold Ultimate, its officers, directors, employees, and agents from any and all claims, actions, or causes of action, relating to, resulting from or arising out of (a) any taxes, insurance costs, and benefit costs, arising from claims that Consultant is an employee of Ultimate; (b) the failure to provide insurance coverage as set forth herein; (c) the infringement, or alleged infringement, by Consultant of any intellectual property right or other property or proprietary rights of Ultimate and/or any third party; and (d) any act, statement, or omission by Consultant arising out of this Agreement or any Services performed hereunder and resulting in any claim, actions, causes of action, or proceedings against Ultimate. This Section 7 shall survive any termination of this Agreement.

8.
Insurance Coverages.    Consultant shall be solely responsible for all of Consultant's own insurance and shall at all times maintain such types and amounts of insurance coverage (including automobile and workers compensation insurance) as is acceptable or required by Ultimate. No workers' compensation insurance or unemployment compensation insurance will be obtained by Ultimate on behalf of Consultant or any employee of Consultant.

9.
Notices.    All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon confirmation of receipt if by facsimile or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the following:

Ultimate:	Consultant:
Ultimate Electronics, Inc. 321 W. 84th Avenue, Suite A Thornton, Colorado 80260 Attn: President and Chief Executive Officer Telephone: 303-801-4002 Facsimile: 303-412-2502	Beale International 1571 Race Street, Suite 200 Denver, CO 80206-1307 Attn: Robert W. Beale Telephone: 303-377-1003 Facsimile: 303-377-9766
10.
Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the matters contemplated herein. No promises or representations have been made by Ultimate or Consultant other than those contained in this Agreement.

11.
Amendment.    This Agreement may be amended or modified only by a written instrument executed by both Ultimate and Consultant.

12.
Assignment; Subcontracting.    Consultant may not assign this Agreement or any of Consultant's rights hereunder, or delegate or subcontract any of Consultant's obligations hereunder, without the prior written consent of Ultimate. Ultimate may assign this Agreement without the consent of Consultant.

13.
Governing Law and Forum.    This Agreement and all disputes arising hereunder shall be subject to, governed by and construed in accordance with the laws of the State of Colorado, without regard to conflict of laws provisions. All disputes arising under or relating to this Agreement shall be resolved in the federal or state courts of Denver, Colorado.

14.
Waiver.    No delay or omission by Ultimate in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Ultimate on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.
Severability.    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the date first set forth above.

ULTIMATE ELECTRONICS, INC.
By:	/s/ DAVID J. WORKMAN
Name:	David J. Workman
Title:	President and Chief Executive Officer
Subscribed and sworn to before me this 23rd day of March, 2004.
NOTARY PUBLIC
/s/ DEANA CONRAD My commission expires 02/04/07
[NOTARY SEAL]
BEALE INTERNATIONAL
By:	/s/ ROBERT W. BEALE
Name:	Robert W. Beale
Title:	President
Subscribed and sworn to before me this 23rd day of March, 2004.
NOTARY PUBLIC
/s/ DEANA CONRAD My commission expires 02/04/07
[NOTARY SEAL]

EXHIBIT A
DESCRIPTION OF SERVICES

        Consultant will recruit candidates for certain key management positions for Ultimate, as designated by Ultimate. The approach Consultant will follow to recruit for each of these positions is as follows:

  1.
  Develop an Understanding of Ultimate Electronics and its Environment.

    Before Consultant begins a search, Consultant will meet with key people to define the skills and personal characteristics required for the position.

  2.
  Create Position Specifications.

    Consultant will work with Ultimate to draft position specifications that include the job title, reporting relationships, job responsibilities, education, experience, performance criteria, and compensation. These specification sheets will serve as Consultant's working guides.

  3.
  Identify Qualified Candidates.

    To source qualified candidates, Consultant uses Consultant's existing network as well as research organizations with characteristics similar to Ultimate. Consultant will then contact those people directly to assess their interest and/or obtain their recommendations for other potential candidates. Consultant may also decide to do some advertising for the position. Prior to such advertising, Consultant will consult with Ultimate's President and Chief Executive Officer to determine whether Ultimate can be identified in the search. Ultimate agrees to forward all candidates (internal and external) identified by Ultimate as worthy of consideration to Consultant.

  4.
  First Interview with Potential Candidates and Subsequent Assessment.

    Consultant will interview in depth by phone candidates who appear most qualified and interested. If Consultant determines that a candidate is the right "fit", Consultant will send such candidate the Personal Profile System (DISC) and the Keirsey Temperament Sorter (based on Myers Briggs). Consultant will contact Ultimate's President and Chief Executive Officer to review the candidate's backgrounds and the profile results.

  5.
  Personal Interviews with Qualified Candidates.

    Consultant will interview the final candidates in person to assess character, personality and potential "chemistry" match, as well as to further evaluate accomplishments, capabilities, and personal goals.

  6.
  Presentation of Best-Qualified Candidates.

    Consultant will send the final candidates to Ultimate to interview. Consultant will assist Ultimate in planning and structuring the interview process and will coach Ultimate's employees on interviewing skills as needed.

  7.
  Executive Appraisal.

    Consultant shall arrange for an appraisal, at Ultimate's expense, by Psychological Associates® of Clayton, Missouri, or such other executive appraisal firm designated by Ultimate, of any candidate that Ultimate's President and Chief Executive Officer has expressed a desire to hire.

  8.
  Conduct Reference Checks.

    Consultant will perform reference checks on candidates that Ultimate's President and Chief Executive Officer has expressed a desire to hire. Consultant will ask the candidates for references who can speak directly about their on-the-job performance (e.g. supervisors, colleagues, and direct reports). Consultant will present to Ultimate confidential references summarizing Consultant's findings.

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  EXHIBIT 10.17
CONSULTING AGREEMENT
EXHIBIT A DESCRIPTION OF SERVICES